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                                                                     Exhibit 5.1

                                 ATER WYNNE LLP
                          222 S.W. Columbia, Suite 1800
                             Portland, Oregon 97201
                              (503)226-1191 (phone)
                               (503)226-0079 (fax)

                                December 1, 2000




     Board of Directors
     Integrated Measurement Systems, Inc.
     9525 SW Gemini Drive
     Beaverton, OR 97008

     Gentlemen:

         In connection with the registration of 750,000 shares of common stock, par value $.01 per share (the "Common Stock"), of Integrated Measurement Systems, Inc., an Oregon corporation (the "Company"), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on December 1, 2000 and the proposed offer and sale of the Common Stock pursuant to the terms of the Company's 2000 Nonqualified Stock Option Plan (the "Plan") we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

         Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the Plan when such shares have been delivered against payment therefor as contemplated by the Plan, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

                                            Very truly yours,

                                            /s/ Ater Wynne LLP

                                            Ater Wynne LLP